EXHIBIT 99.1

For further Information:

At the Company:	At PondelWilkinson:	Corporate Headquarters Address:
Ron Santarosa	Angie Yang	3027 Townsgate Road, Suite 300
805-322-9333	310-279-5980	Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA REPORTS SOLID 2008 FOURTH QUARTER FINANCIAL RESULTS

WESTLAKE VILLAGE, CALIF., FEBRUARY 25, 2009 – First California Financial Group, Inc. (Nasdaq:FCAL) today reported financial results for its three and twelve months ended December 31, 2008.

“While 2008 will be recorded in history for the unprecedented events that thrust the country into a recessionary period, we at First California will remember the year as one in which the company and its subsidiary, First California Bank, navigated through a most challenging economic environment and made continuous progress with its strategic growth plan,” said C. G. Kum, president and chief executive officer. “Guided by our commitment to provide our neighboring communities with the strength, safety and security of a healthy financial institution, the company posted another year of solid growth in loans and deposits, strong capital ratios and stable asset quality metrics.”

2008 Fourth Quarter Highlights:

-	The bank remained strongly capitalized at December 31, 2008 with a total risk-based capital ratio of 12.27% which exceeds the regulatory agencies’ “well-capitalized” guidelines;
-	Loans grew to $787.9 million from $783.5 million at September 30, 2008;
-	Deposits increased to $817.6 million from $757.8 million at September 30, 2008;
-	Allowance for loan losses as a percentage of loans remained unchanged from third quarter 2008 at 1.02%;
-	Net loan charge-offs continued to be at nominal levels, totaling $151,000 for Q4 2008;
-	The company received $25 million of new capital through the U.S. Treasury’s Capital Purchase Program which increased the parent company’s total risk-based capital ratio to 16.62% at year-end; and
-	The acquisition of the insured deposits of 1st Centennial Bank in January 2009 enhances the bank’s core deposit base and liquidity position.

Asset Quality

Total past due and non-accrual loans decreased by $4.6 million to $11.5 million as of December 31, 2008 from $16.1 million at the close of the 2008 third quarter. Non-accrual loans at year-end 2008 decreased slightly to $8.5 million from $8.6 million as of September 30, 2008. Loans past due 90 days and accruing declined sequentially to $429,000 at December 31, 2008 from $947,000 at the end of the 2008 third quarter. Loans past due 30 to 89 days at year-end 2008 decreased to $2.6 million from $6.6 million at September 30, 2008, principally reflecting pay downs of residential construction loans as a result of unit sales.

Net loan charge-offs continued to remain at nominal levels, totaling $151,000 for the 2008 fourth quarter and $930,000 for the full year ended December 31, 2008. The company recorded a loan loss provision of $200,000 in the fourth quarter of 2008, totaling $1.2 million in loan loss provision for the full year. This compares with no loan loss provision in 2007. The allowance for loan losses as a percentage of total loans was 1.02% at December 31, 2008 compared with 1.05% at December 31, 2007.

First California Financial Group, Inc. 2-2-2	NASDAQ: FCAL

First California does not hold any Federal National Mortgage Association, also known as Fannie Mae or FNMA, or Federal Home Loan Mortgage Corporation, also known as Freddie Mac or FHLMC, common or preferred stock in its investment portfolio and did not incur any other-than-temporary impairment charges during the year.

Results of Operations

Net income for the three months ended December 31, 2008 totaled $1.1 million, equal to $0.10 per diluted common share. This compares with the 2008 third quarter net income of $1.8 million, or $0.15 per diluted common share, and net income of $2.7 million, or $0.22 per diluted common share, for the 2007 fourth quarter.

For the year ended December 31, 2008, net income totaled $6.4 million, or $0.54 per diluted common share, compared with $7.1 million, or $0.66 per diluted common share, for 2007. The decrease is principally a reflection of a dramatic change in the interest rate environment during 2008. The company noted that its 2007 results reflect several items that affect comparability, including a $2.4 million gain on the sale of two subsidiary bank charters, a $1.6 million charge related to the refinancing of trust preferred securities and approximately $5.4 million of integration and conversion charges related to the merger of two holding companies that created First California in March 2007. In addition, the company’s first quarter of 2007 included only approximately 19 days of results for FCB Bancorp.

Loans at December 31, 2008 rose 6% to $787.9 million from $746.2 million at year-end 2007. Loans held for sale were $31.4 million at December 31, 2008 and $11.5 million at year-end 2007. Deposits increased 7% to $817.6 million as of December 31, 2008 from $761.1 million at year-end 2007. Total assets at December 31, 2008 increased 7% to $1.18 billion from $1.11 billion at December 31, 2007.

As anticipated, the company’s net interest margin for the 2008 fourth quarter was pressured by reductions in the Federal Funds Rate totaling 175 basis points during the three months ended December 31, 2008 and declined to 3.90% from 4.17% in the immediately preceding third quarter. Net interest margin for 2008 narrowed to 4.10% from 4.64% for 2007, principally reflecting a total reduction of 400 basis points in the Federal Funds Rate during 2008.

The efficiency ratio for the fourth quarter of 2008 was 83.63%, compared with 69.72% in the third quarter of 2008 and 63.41% in the 2007 fourth quarter. The company attributed the higher efficiency ratio for the 2008 fourth quarter primarily to expenses associated with its new corporate headquarters in Westlake Village, California and increased compensation expense as compared to the third quarter which included the recapture of previously accrued benefit obligations related to the departure of two senior officers.

Liquidity and Capital Resources

The bank’s primary source of funds continues to be core deposits, and the bank posted a $19.5 million increase in retail time deposits during the fourth quarter as a result of strategic marketing campaigns. The bank also has access to alternate funding sources and continued to utilize brokered deposits, FHLB borrowings and State of California time deposits during the quarter. Brokered deposits increased to $95.5 million at December 31, 2008 from $28.4 million at September 30, 2008. The change in the mix of funding liabilities and the change in market rates during the quarter contributed to a cost of interest-bearing deposits and a cost of borrowed funds of 1.98% and 4.16%, respectively, for the fourth quarter of 2008. These compare with cost of interest-bearing deposits of 2.11% and cost of borrowed funds of 4.00% for the 2008 third quarter.

At December 31, 2008, the bank had total unsecured Federal Funds facilities with other financial institutions of $31.0 million. In addition, the bank has a $10.2 million secured borrowing facility with the Federal Reserve Bank of San Francisco. These facilities, along with the unused and available borrowing capacity on the bank’s secured

First California Financial Group, Inc. 3-3-3	NASDAQ: FCAL

FHLB borrowing facility in excess of $55.0 million, provide the company with ample liquidity to support its operations and strategic plan.

At December 31, 2008, total shareholders’ equity increased to $158.9 million from $136.9 million at December 31, 2007. As reported on December 19, 2008, First California Financial Group, Inc. received $25 million of new capital through the U.S. Treasury Department’s Capital Purchase Program (“CPP”).

The company’s net book value and tangible book value per common share equaled $11.65 and $6.54, respectively at December 31, 2008. This compares with net book value and tangible book value per common share of $11.81 and $6.61, respectively, at December 31, 2007. The decreases result primarily from an increase in the unrealized loss on investment securities during 2008.

First California Bank’s total risk-based and leverage capital ratios at December 31, 2008 were 12.27% and 9.26%, respectively. Accordingly, the bank continues to exceed the “well-capitalized” guidelines established by the regulatory agencies, which requires a bank to have a total risk-based capital ratio of 10% or greater, and a leverage ratio of 5% or greater.

First California’s total risk-based and leverage capital ratios at December 31, 2008 were 16.62% and 12.77%, respectively. First California’s tangible equity to tangible assets ratio increased to 8.92% at December 31, 2008 from 7.34% at the end of 2007.

1st Centennial Bank Transaction

The bank assumed the insured, non-brokered deposits of 1st Centennial Bank, totaling approximately $270 million, as of the close of business on January 23, 2009 from the Federal Deposit Insurance Corporation (“FDIC”). The bank also purchased approximately $164 million in cash and cash equivalents, $89 million in investment securities and $2 million in consumer loans related to the transaction. In January 2009, the company contributed $15 million of the CPP to the bank who in turn paid approximately that sum to the FDIC for the assumption of those deposits and the purchase of those assets. The addition of 1st Centennial’s six branches expanded First California Bank’s operations to 18 full-service branches throughout Southern California. “This transaction enhances our already strong core deposit base and the addition of six branches in attractive markets is a significant addition to our franchise,” said Kum.

Outlook

Kum concluded: “Looking ahead into 2009, we are operating in a recessionary period that is now expected to be deeper and more prolonged than originally anticipated, and we expect the macroeconomic issues will continue to weigh on the financial health of businesses and consumers in our core markets, as well as across the nation. Particularly in light of the current economic situation, we are gratified that First California stands today as one of the strongest capitalized and financially sound community banks in Southern California, well poised to continue supporting our communities through prudent lending. We welcome our newest customers from 1st Centennial to the First California family as we prepare to celebrate our 30th anniversary this month. While we do not expect to be totally exempt from the financial crisis, we are confident that our experienced credit administration team, conservative underwriting standards and proactive portfolio management will enable First California to weather the storm and prevail as an even stronger organization in the coming years.”

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is an emerging force in Southern California banking. With assets now exceeding $1.4 billion, the company operates throughout Southern California, primarily under the First

First California Financial Group, Inc. 4-4-4	NASDAQ: FCAL

California Bank brand. The bank’s focus is the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate, development and construction companies. With a commitment to provide the best client service available in its markets, the bank offers a full line of quality commercial banking products now through 18 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties. The holding company’s website can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

First California was a wholly owned subsidiary of National Mercantile Bancorp formed to facilitate the reincorporation merger with National Mercantile and the merger with FCB Bancorp, which occurred on March 12, 2007. Accordingly, First California’s historical balance sheet and results of operations before the merger are the same as the historical information of National Mercantile. The company’s results of operations include approximately 19 days of FCB Bancorp’s results for the 2007 first quarter.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California Bank’s asset quality and capital position, the successful integration of the 1st Centennial Bank acquisition, the company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California Bank’s loan portfolio, the adequacy of sources of liquidity to support First California’s and First California Bank’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California and First California Bank. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business, including the possibility of a U.S. recession, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California and First California Bank to retain customers, demographic changes, demand for the products or services of First California and First California Bank, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

# # #

(Financial Tables Follow)

First California Financial Group

Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	31-Dec-08	30-Sep-08	30-Jun-08	31-Mar-08	31-Dec-07

Income statement summary
Net interest income	$9,836	$10,348	$10,335	$10,263	$10,658
Service charges, fees & other income	1,146	1,043	903	818	854
Loan commissions & sales	69	143	185	54	586
Operating expenses	9,398	8,041	8,460	8,016	7,813
Provision for loan losses	200	300	200	450	—
Amortization of intangible assets	298	298	297	298	372
Loss on sale of securities	(9)	(13)	—	—	—
Gain (loss) on derivatives	186	(1)	(367)	1,225	224

Income before tax	1,332	2,881	2,099	3,596	4,137
Tax expense	200	1,120	815	1,407	1,475

Net income	$1,132	$1,761	$1,284	$2,189	$2,662

Balance sheet data
Total assets	$1,183,401	$1,125,294	$1,125,096	$1,134,507	$1,108,842
Shareholders' equity	158,923	136,680	136,229	138,256	136,867
Common shareholders' equity	133,553	135,680	135,229	137,256	135,867
Earning assets	1,057,198	994,212	991,740	1,005,653	988,982
Loans	787,920	783,496	773,544	754,419	746,179
Loans—held for sale	31,401	—	—	23,927	11,454
Securities	202,462	209,736	217,896	227,032	231,095
Federal funds sold & other	35,415	980	300	275	255
Interest-bearing funds	822,285	784,452	790,202	794,225	759,367
Interest-bearing deposits	628,584	563,244	566,664	540,919	563,818
Borrowings	167,000	194,520	196,863	226,644	168,901
Junior subordinated debt	26,701	26,688	26,675	26,662	26,648
Goodwill and other intangibles	58,551	58,848	59,146	59,444	59,859
Deposits	817,595	757,765	754,115	729,819	761,080

Asset quality data and ratios
Loans past due 30 to 89 days and accruing	$2,644	$6,560	$1,502	$4,646	$4,746
Loans past due 90 days and accruing	429	947	1,081	1,480	2,848
Nonaccruing loans	8,475	8,636	6,627	5,720	5,720

Total past due and nonaccrual loans	$11,548	$16,143	$9,210	$11,846	$13,314

Repossessed personal property	$107	$154	$154	$161	$197
Other real estate owned	220	120	—	—	—

Total foreclosed property	$327	$274	$154	$161	$197

Net loan charge-offs	$151	$194	$15	$570	$262
Allowance for loan losses	$8,048	$7,999	$7,894	$7,708	$7,828
Allowance for loan losses to loans	1.02%	1.02%	1.02%	1.02%	1.05%

Common shareholder data
Basic earnings per share	$0.10	$0.15	$0.11	$0.19	$0.23
Diluted earnings per share	$0.10	$0.15	$0.11	$0.19	$0.22
Book value per share	$11.65	$11.84	$11.78	$11.95	$11.81
Tangible book value per share	$6.54	$6.71	$6.62	$6.77	$6.61
Shares outstanding	11,462,964	11,456,464	11,477,086	11,485,220	11,500,520
Basic weighted average shares	11,436,152	11,466,375	11,480,271	11,484,749	11,621,958
Diluted weighted average shares	11,727,614	11,744,823	11,756,817	11,757,532	11,887,269

Selected ratios
Return on average assets	0.39%	0.63%	0.46%	0.80%	0.99%
Return on average equity	3.22%	5.14%	3.72%	6.47%	8.01%
Equity to assets	13.43%	12.15%	12.11%	12.19%	12.34%
Tangible equity to tangible assets	8.92%	7.29%	7.23%	7.33%	7.34%
Efficiency ratio	83.63%	69.72%	76.52%	64.85%	63.41%
Net interest margin (tax equivalent)	3.90%	4.17%	4.17%	4.14%	4.34%
Total risk-based capital ratio:
First California Bank	12.27%	12.89%	12.59%	12.15%	11.98%
First California Financial Group, Inc.	16.62%	14.01%	13.81%	13.46%	13.35%

First California Financial Group

Unaudited Financial Results (cont'd)

(in thousands except for share data and ratios)	YTD 31-Dec-08	YTD 31-Dec-07
Income statement summary
Net interest income	$40,782	$40,244
Service charges, fees & other income	3,910	3,248
Loan commissions & sales	451	2,199
Operating expenses	33,752	29,008
Provision for loan losses	1,150	—
Amortization of intangible assets	1,191	1,029
Gain on derivatives	1,043	224
Gain on sale of charters	—	2,375
Loss on sale of securities	(22)	—
Integration/conversion expense	163	5,443
Expense of early termination of debt	—	1,564

Income before tax	9,908	11,246
Tax expense	3,542	4,158

Net income	$6,366	$7,088

Balance sheet data
Total assets	$1,183,401	$1,108,842
Shareholders' equity	158,923	136,867
Common shareholders' equity	133,553	135,867
Earning assets	1,057,198	988,982
Loans	787,920	746,179
Loans—held for sale	31,401	11,454
Securities	202,462	231,095
Federal funds sold & other	35,415	255
Interest-bearing funds	822,285	759,367
Interest-bearing deposits	628,584	563,818
Borrowings	167,000	168,901
Junior subordinated debt	26,701	26,648
Goodwill and other intangibles	58,551	59,859
Deposits	817,595	761,080

Asset quality data and ratios
Loans past due 30 to 89 days and accruing	$2,644	$4,746
Loans past due 90 days and accruing	429	2,848
Nonaccruing loans	8,475	5,720

Total past due and nonaccrual loans	$11,548	$13,314

Repossessed personal property	$107	$197
Other real estate owned	220	—

Total foreclosed property	$327	$197

Net loan charge-offs	$930	$466
Allowance for loan losses	$8,048	$7,828
Allowance for loan losses to loans	1.02%	1.05%

Common shareholder data
Basic earnings per share	$0.56	$0.68
Diluted earnings per share	$0.54	$0.66
Book value per share	$11.65	$11.81
Tangible book value per share	$6.54	$6.61
Shares outstanding	11,462,964	11,500,520
Basic weighted average shares	11,457,231	10,467,620
Diluted weighted average shares	11,844,049	10,731,694
Selected ratios

Return on average assets	0.56%	0.66%
Return on average equity	4.63%	5.34%
Equity to assets	13.43%	12.34%
Tangible equity to tangible assets	8.92%	7.34%
Efficiency ratio	73.43%	63.18%
Net interest margin (tax equivalent)	4.10%	4.64%

Total risk-based capital ratio:
First California Bank	12.27%	11.98%
First California Financial Group, Inc.	16.62%	13.35%

6